A special phone number has been set up to respond to questions which Rightholders may have concerning this Subscription Rights Agreement. Rightholders should call (702) 387-5161 if they wish to discuss such questions by telephone.
 SUBSCRIPTION RIGHTS AGREEMENT
This SUBSCRIPTION RIGHTS AGREEMENT (the "Agreement"), dated for reference purposes as of October 10, 1996, is made by and between Elsinore Corporation, a Nevada corporation (the "Company"), and the persons (each a "Rightholder" and collectively, the "Rightholders") entitled to stock subscription rights under this Agreement pursuant to the terms of the Order Confirming First Amended Plan Of Reorganization Proposed Jointly By The Debtors And The Unofficial Bondholders Committee, entered on August 9, 1996 (the "Order"), in connection with the proceedings for reorganization under Chapter 11 of Elsinore Corporation, et al., Case Nos. 95-24685 RCJ, 95-24686 RCJ, 95-24687 RCJ, 95-24688 RCJ, 95-24689 RCJ, and 95-24839 RCJ.
WHEREAS, the Bankruptcy Court, through the Order, authorized and directed the Company and the Rightholders to enter into an agreement in the form hereof;
NOW, THEREFORE, in compliance with the Order and in consideration of the premises, covenants and agreements contained herein and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Company agrees to issue to the Rightholders stock subscription rights, as hereinafter described (each a "Right" and collectively, the "Rights"), to purchase up to an aggregate of one million (1,000,000) shares (each a "Share" and collectively, the "Shares") of Common Stock, par value $0.001 per share, of the Company (the "Common Stock").
          Article 1.  Definitions of Certain Terms
The terms "Allowed Claim," "Bankruptcy Court," "Bondholders
Committee," "Class 11 New Stock," "Class 13 New Stock," "Confirmation
Date," "Convertible Noteholders," "Elsinore Equity Holders," "Elsinore Equity Interest," "FQI," "Old Elsinore Common Stock," "Unsecured
Creditors," "1993 Bondholders," and any other capitalized terms not defined in this Agreement shall have the meanings specified in the First Amended Plan of Reorganization Proposed Jointly By Debtors And The Unofficial Bondholders Committee (the "Plan"), as confirmed by the Order.
     Article 2.  Allocation, Transfer and Form of Rights
2.1 Registration. The Rights shall be evidenced by certificates, as described in Section 2.4 ("Rights Certificates"), which shall be numbered and registered on the books of the Company when issued.
2.2 Allocation. Each Right shall constitute a right to purchase one Share on the terms and conditions provided herein. The
Company shall distribute the Rights to five (5) different classes of Rightholders (each a "Class" and collectively, the "Classes") according to the following allocation:

          Class            Percentage of Rights   Number of Rights and
                           and Shares Allocated          Shares
                                to Class           Allocated to Class

Elsinore Equity Holders                6.5%              65,000

Convertible Noteholders                3.5%              35,000

Unsecured Creditors of the Company       1%              10,000

Unsecured Creditors of FQI             1.5%              15,000

1993 Bondholders                      87.5%              75,000


TOTAL                                  100%           1,000,000

2.3 Transfer. The Rights shall not be transferable or assignable, except as provided in this Section and Section 3.1(b).
(a) If the Rightholders in any Class do not exercise all of the Rights allocated to that Class by 5:00 p.m., Pacific time, on December 13, 1996 (the "Termination Date"), such non-exercised
Rights shall be transferred automatically to the members of the Bondholders Committee (the "Committee Members") in the proportions specified in a Standby Commitment Agreement executed or to be executed by the Company and the Committee Members pursuant to the Plan (the "Standby Commitment"). The Standby Commitment provides, or shall provide, for (i) a premium of additional shares of Common Stock, up to a maximum of 250,000 shares (the "Stock
Premium"), to be issued to the Committee Members based upon the percentage of the Rights in excess of 87.5% which they exercise and
(ii) the date by which Committee Members must exercise the Rights transferred to them pursuant to this Section 2.3(a). Pursuant to the Plan, the Stock Premium will come from a reduction in Class 11
New Stock, Class 13 New Stock or both, which would otherwise be issued to Rightholders other than the 1993 Bondholders.
(b) In the event of a transfer of Rights pursuant to this Section or Section 3.1(b), the Company shall (i) issue to the transferee Rightholder a new Rights Certificate, registered in the name of such transferee, evidencing such transferred Rights and (ii) record on its books the cancellation of the Rights Certificate registered in the name of the transferor Rightholder; provided, however, that if for any reason the Company does not take the aforesaid actions, the transfer of Rights provided for in this Section or Section 3.1(b), as the case may be, shall nevertheless be effective and binding on the Company, the transferor and the transferee.
2.4   Rights Certificate. The form and content of the Rights
Certificates and the corresponding form of Election to Purchase Shares for Rightholders in the Class of 1993 Bondholders (the "Group A Rightholders") shall be substantially as set forth in Schedule 1. The form and content of the Rights Certificates and the corresponding form of Election to Purchase Shares for Rightholders in all Classes other than the 1993 Bondholders (collectively, the "Group B Rightholders") shall be substantially as set forth in Schedule 2. The Rights Certificates shall be executed on behalf of the Company by its Chief Executive Officer, President or Chief Operating Officer. The Rights Certificates shall be dated as of the date of signature thereon by the Company, either upon initial issuance or upon exchange, substitution or transfer pursuant to Section 2.3 or Section
3.1(b).
2.5 Legend on Shares. Each certificate for Shares initially issued upon exercise of the Rights shall bear the following legend:
   "No sale, transfer, pledge or other disposition of these Shares shall be made except pursuant to registration under the Securities Act of 1933, as amended, and registration or qualification under state securities laws or pursuant to an opinion of counsel satisfactory to the issuer that such registration is not required."
   Any certificate issued at any time in exchange or in substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Securities Act of 1933, as amended, of the securities represented thereby) shall also bear the above legend unless the Company receives an opinion of counsel acceptable to the Company that registration or qualification of the securities represented thereby under the laws referred to therein is not required.
        Article 3. Term of Rights; Exercise of Rights
3.1 Exercise Period and Procedures for Group A Rightholders. The terms and conditions for the exercise of Rights by Group A Rightholders shall be as provided in this Section 3.1.
    (a) Subject to the terms of this Agreement and the Plan, each Group A Rightholder can exercise its Rights at any time during the period commencing at 9:00 a.m., Pacific time, on October 18, 1996, and ending at 5:00 p.m., Pacific Time, on the date specified in paragraph (b) of this Section, and thereby purchase from the Company up to the number of whole Shares which the Group A Rightholder may at that time be entitled to purchase pursuant to paragraph (b). Such Rights can only be exercised by surrendering to the Company, at its principal office in Las Vegas, Nevada, the Rights Certificate together with (i) the accompanying Election to Purchase form for Group A Rightholders duly completed and signed and (ii) payment to the Company of the "Rights Price" (as specified in Article 6) for the number of whole Shares which the Group A Rightholder is purchasing. Payment of the Rights Price shall be made in cash or by certified or cashier's check and shall be non-refundable.
    (b) Each Group A Rightholder initially shall be entitled to exercise the number of Rights which bears the same proportion to the aggregate number of Rights allocated to the Class of 1993 Bondholders pursuant to Section 2.2 as the Group A Rightholder's Allowed Claim bears to the Allowed Claims of all Group A Rightholders. If any Group A
Rightholders do not exercise their initial allocation of Rights by November 22, 1996, such non-exercised Rights shall automatically be transferred to the "Electing Group A Rightholders," which means the Group A Rightholders who (i) fully exercised their initial allocation of Rights in accordance with this Section and (ii) elected, by so indicating on the Election to Purchase form submitted to the Company pursuant to paragraph (a) of this Section, to exercise Rights that were not exercised by those Group A Rightholders to whom such Rights were initially distributed. Such transfer to the Electing Group A Rightholders shall be made in such manner as the Company shall reasonably determine. The Electing Group A Rightholders may then exercise such transferred Rights at any time up to 5:00 p.m., Pacific time, on the Termination Date, in accordance with the procedures specified in paragraph (a) of this Section.
3.2 Exercise Period and Procedures for Group B Rightholders.
Subject to the terms of this Agreement and the Plan, each Group B
Rightholder shall have the right at any time during the period commencing at 9:00 a.m., Pacific time, on October 18, 1996 and ending on the Termination Date, to subscribe for whole Shares up to the number of Shares allocated to the Group B Rightholder's Class pursuant to Section 2.2. Such subscription can only be made by surrendering to the Company, at its principal office in Las Vegas, Nevada, the Rights Certificate together with
(i) the accompanying Election to Purchase form for Group B Rightholders duly completed and signed and (ii) payment to the Company of the "Rights Price" (as specified in Article 6) for the number of whole Shares for which the Group B Rightholder is subscribing. Payment of the Rights Price shall be made in cash or by certified or cashier's check and shall be non-refundable, except as provided in Section 3.4. Oversubcriptions shall be treated in the manner provided in Sections 3.3(b) and 3.4.
3.3 Issuance of Shares.
    (a) Subject to the terms of this Agreement and the Plan, if a Rightholder surrenders the Rights Certificate and pays the Rights Price in accordance with Section 3.1(a) or 3.2, whichever is applicable, then as of the Effective Date the Company shall issue and cause to be delivered to, and in the name of, such Rightholder a certificate or certificates for the number of duly authorized, fully paid and nonassessable whole Shares specified in paragraph (b) of this Section (the "Issued Shares"). Such certificate or certificates shall be deemed to have been issued and the Rightholder named therein shall be deemed to have become a holder of the Issued Shares as of the close of business on the Effective Date, notwithstanding that the certificates representing such Issued Shares shall not actually have been delivered by that time or that the stock transfer books of the Company shall then be closed.
    (b) For Group A Rightholders, the number of Issued Shares shall be determined in accordance with Section 3.1(b). For Group B Rightholders, if the number of Shares for which a Group B Rightholder subscribes under
Section 3.2 ("Subscribed Shares"), when aggregated with the total number of Subscribed Shares for all other Group B Rightholders in the same Class, does not exceed the aggregate number of Shares allocated to that Class under Section 2.2, then the number of Issued Shares for the Group B Rightholder shall equal that Group B Rightholder's number of Subscribed Shares. If the aggregate number of Subscribed Shares for all Group B Rightholders in a particular Class exceeds the aggregate number of Shares allocated to that Class under Section 2.2, then the Company shall allocate the Issued Shares among subscribing Group B Rightholders in that Class by accepting in full the subscription of the Group B Rightholder in that class who subscribes for the greatest number of shares. Following such acceptance, if any Shares allocated to that Class remain available for issuance, the Company will accept the subscription of the Group B
Rightholder in that Class who subscribes for the second greatest number of Shares (to the extent that Shares allocated to that Class remain available for issuance after the Company has accepted the larger subscription), and so on according to this principle until the Company has accepted subscriptions for all Shares allocated to that Class. If two (2) or more Group B Rightholders in the same Class have the same number of Subscribed Shares and are entitled to have their subscriptions accepted by the Company according to this principle, then the number of Issued Shares for each of those Group B Rightholders shall be in proportion to their respective
Allowed Claims (in any Class other than the Elsinore Equity Holders) or their respective Elsinore Equity Interests (in the Class of Elsinore Equity Holders).
3.4 Refund of Oversubscriptions. If the aggregate number of Subscribed Shares for Group B Rightholders in any Class exceeds the number of Shares allocated to that Class under Section 2.2, the Company shall refund the subscription payments of Group B Rightholders to the extent that their subscriptions are not accepted under Section 3.3(b). The Company shall mail such refunds, in the form of checks, to the Group B Rightholders within three (3) business days after the Company determines which subscriptions of Group B Rightholders it will accept under Section 3.3(b).
     Article 4. Mutilated or Missing Rights Certificate
In case a Rights Certificate is mutilated, lost, stolen or destroyed, the Company shall, at the request of the Rightholder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Rights Certificate, or in lieu of and in substitution for the Rights Certificate lost, stolen or destroyed, a new Rights Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Rights Certificate and of a bond of indemnity, if requested, also satisfactory to the Company in form and amount, and issued at the applicant's cost. An applicant for such substitute Rights Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.
              Article 5. Reservation of Shares
The Company has reserved, and shall at all times so long as any Rights remain outstanding, keep reserved, out of its authorized but unissued Common Stock, such number of Shares as shall be subject to purchase under the Rights. Every transfer agent for the Common Stock issuable upon the exercise of the Rights shall be irrevocably authorized and directed at all times to reserve such number of authorized Shares as shall be requisite for such purpose. The Company shall keep a copy of this Agreement on file with every transfer agent for the Common Stock issuable upon the exercise of the Rights. The Company shall supply such transfer agent(s) with duly executed stock and other certificates for such purpose.
                Article 6. Subscription Price
The price per share at which Rights can be exercised (the "Rights
Price") is Five Dollars ($5.00).
               Article 7. Fractional Interests
A fractional Right may only be exercised by a Rightholder together with one or more other fractional Rights held by that Rightholder as a result of transfers of Rights pursuant to Sections 2.3(a) or 3.1(b), provided that such fractional Rights represent in the aggregate a whole number of Rights. If a fractional Right can not be exercised, or is not exercised, by a Rightholder, such fractional Right shall be deemed a non-exercised Right and shall therefore be subject to the automatic transfer provisions of Sections 2.3(a) or 3.1(b), as the case may be.
     Article 8. Certain Highly Significant Risk Factors
(a) Definitions. Italicized terms in this Article 8 have the meanings given to those terms as they appear elsewhere in this Agreement with a capitalized first letter of each word.
(b) IMMEDIATE AND SUBSTANTIAL DILUTION OF INVESTMENT.  Rightholders
WHO PURCHASE Shares UNDER THIS Agreement WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THOSE Shares. THE NET TANGIBLE BOOK VALUE OF THE Company AS OF THE Effective Date, WITHOUT GIVING EFFECT TO THE SALE AND ISSUANCE OF Shares PURSUANT TO THIS Agreement, IS NOT EXPECTED TO EXCEED $1,259,000, OR APPROXIMATELY $0.31 PER SHARE OF Common Stock. THIS EXPECTATION IS BASED ON EVIDENCE PRESENTED AT THE BANKRUPTCY COURT HEARINGS
ON CONFIRMATION OF THE Plan AND THE FINDINGS AND CONCLUSIONS OF THE
BANKRUPTCY COURT IN CONFIRMING THE Plan. BY GIVING EFFECT TO THE SALE OF 1,000,000 Shares AT $5.00 PER SHARE (THE Rights Price) PURSUANT TO THIS Agreement, IT IS EXPECTED THAT THE PRO FORMA NET TANGIBLE BOOK VALUE OF THE Company AS OF THE Effective Date WOULD NOT EXCEED $6,259,000 OR APPROXIMATELY $1.25 PER SHARE OF Common Stock. THIS REPRESENTS AN IMMEDIATE DILUTION OF $3.75 PER SHARE (OR 75% OF THE RIGHTS PRICE) TO Rightholders WHO EXERCISE THE Rights UNDER THIS Agreement AT $5.00 PER SHARE.
MOREOVER, AT THE BANKRUPTCY COURT HEARINGS, THE ESTIMATED NET
TANGIBLE BOOK VALUE OF THE COMPANY AS OF THE EFFECTIVE DATE WAS BASED ON
THE ASSUMPTION THAT THE EFFECTIVE DATE WOULD BE SEPTEMBER 18, 1996.  AS OF
THE DATE OF THIS AGREEMENT, HOWEVER, THE EFFECTIVE DATE IS EXPECTED TO BE LATER THAN NOVEMBER 30, 1996. THIS MAY RESULT IN ADDITIONAL PRE-EFFECTIVE DATE EXPENSES OF THE COMPANY WHICH, IN TURN, WOULD CAUSE THE COMPANY'S NET TANGIBLE BOOK VALUE AS OF THE EFFECTIVE DATE TO BE LOWER THAN THE VALUE ESTIMATED AT THE BANKRUPTCY COURT HEARINGS.
The following table illustrates the expected dilution in net tangible book value per share as of the Effective Date for Rightholders who exercise Rights. The figures reported in the table are qualified by reference to the discussion above regarding the possible lower net tangible book value resulting from an Effective Date which will be later than the date assumed at the bankruptcy court hearings.

Rights Price                                          $5.00

    Expected net tangible book value per
share of the Common Stock as of the
Effective Date without giving effect
to the sale of Shares pursuant to
the exercise of all Rights                   $0.31

Deduct:  Pro forma net tangible book
value per share of the Common Stock
as of the Effective Date after giving
effect to the sale of one million
Shares at $5.00 pursuant to the exercise
of all Rights                                        1.25

Dilution per share for Rightholders who exercise
their Rights at $5.00 per share                          $3.75
    (c) Substantial Control by 1993 Bondholders. AFTER GIVING EFFECT TO THE ISSUANCE OF Shares PURSUANT TO THIS Agreement, INCLUDING THE POSSIBLE ISSUANCE OF Shares AND THE Stock Premium TO THE Committee Members PURSUANT TO SECTION 2.3 AND THE Standby Commitment, THE 1993 Bondholders ARE LIKELY TO HAVE AN OWNERSHIP INTEREST AMOUNTING TO NINETY PERCENT (90%) OR MORE OF THE OUTSTANDING Common Stock ("90% OWNERSHIP") OR VERY CLOSE TO 90% OWNERSHIP. IF THE 1993
Bondholders ACHIEVE 90% OWNERSHIP OR IF THEY, TOGETHER WITH OTHER OWNERS OF Common Stock, ACHIEVE 90% OWNERSHIP, THEY MAY HAVE VIRTUALLY ABSOLUTE POWER UNDER NEVADA LAW TO EFFECT A MERGER OF THE Company UNDER WHICH SHAREHOLDERS
OF THE Company (OTHER THAN THOSE WHO HAVE THE 90% OWNERSHIP) RECEIVE, IN EXCHANGE FOR THEIR Common Stock, A CASH PAYMENT EQUAL TO THE FAIR VALUE OF
THE Common Stock.  SUCH FAIR VALUE MAY BE SUBSTANTIALLY LESS THAN THE Rights
Price.
IN ADDITION, THE 1993 Bondholders WILL CONTROL VIRTUALLY ALL MATTERS
REQUIRING APPROVAL BY SHAREHOLDERS OF THE Company.
    (d) 500,000 SHARES OF Common Stock ISSUABLE UNDER THE Plan TO Group B Rightholders WILL BE REDUCED IF THE Group B Rightholders DO NOT FULLY EXERCISE THEIR Rights. SEPARATE FROM THE Shares ISSUABLE UNDER THIS Agreement,
THE Plan PROVIDES FOR ISSUANCE OF AN AGGREGATE OF 4,000,000 SHARES OF Common Stock TO Rightholders. OF THAT AMOUNT, 500,000 SHARES ARE ISSUABLE TO Group B Rightholders. THOSE SHARES CONSIST OF 400,000 SHARES OF Class 13 New Stock AND 100,000 SHARES OF Class 11 New Stock, THE LATTER OF WHICH ARE ALLOCATED ONLY
TO THE Convertible Noteholders. THE Plan FURTHER PROVIDES THAT THE Stock Premium FOR Committee Members, AS DESCRIBED IN SECTION 2.3 OF THIS Agreement, WILL COME FROM A REDUCTION IN THE Class 13 New Stock OR Class 11 New Stock,
OR BOTH, IF THE Group B Rightholders DO NOT EXERCISE ALL 125,000 Rights ALLOCATED TO THEIR RESPECTIVE Classes. FURTHERMORE, EVEN IF A Class OF Group
B Rightholders FULLY EXERCISES ITS SHARE OF THE 125,000 Rights, THE Class 13
New Stock ISSUABLE TO THAT CLASS MAY STILL BE REDUCED IF ANY OTHER Class OF Group B Rightholders DOES NOT EXERCISE ITS RESPECTIVE SHARE OF THE 125,000 Rights.
    (e)  Rights ALLOCATED TO MOST Rightholders ARE A VERY SMALL PERCENTAGE
OF THE NUMBER OF SHARES TO BE OUTSTANDING ON THE Effective Date.  THE NUMBER
OF OUTSTANDING SHARES OF Common Stock ON THE Effective Date IS EXPECTED TO BE 5,000,000. THE 1,000,000 Shares WHICH Rightholders COLLECTIVELY MAY PURCHASE UNDER THIS Agreement HAVE BEEN ALLOCATED TO EACH Class AS SPECIFIED IN SECTION
2.2. BASED ON THAT ALLOCATION, THE MAXIMUM PERCENTAGE OF THE Company's OUTSTANDING Common Stock AS OF THE Effective Date WHICH A Rightholder IN ANY Class (OTHER THAN THE 1993 Bondholders) CAN ACQUIRE BY EXERCISING RIGHTS IS AS
FOLLOWS:


         Elsinore Equity Holders                  1.30%

         Convertible Noteholders                  0.70%

         Unsecured Creditors of the Company       0.20%

         Unsecured Creditors of FQI               0.30%


    MOREOVER, A Rightholder CAN ONLY ACQUIRE THIS PERCENTAGE IF (i) THE Rightholder SUBSCRIBES, AT $5.00 PER SHARE, FOR ALL OF THE Shares ALLOCATED TO THE Rightholder's Class UNDER SECTION 2.2 (NOT FOR JUST THE Rightholder's PROPORTIONATE SHARE OF THE ALLOCATION TO THAT Class), AND (ii) NO OTHER Rightholder IN THE SAME Class SUBSCRIBES FOR ALL OF THE Shares ALLOCATED TO THAT Class.
    (f)  THE Company IS REQUIRED BY A COURT ORDER TO OFFER THE SHARES
UNDER THIS AGREEMENT.  THE Company IS REQUIRED UNDER THE TERMS OF THE Order
AND THE Plan TO ISSUE THE Rights AND OFFER Shares TO THE Rightholders
PURSUANT TO THIS Agreement. THE Company MAKES NO RECOMMENDATION THAT Rightholders EXERCISE THE Rights. MOREOVER, THE Company MAKES NO REPRESENTATIONS AS TO WHETHER THE Rights PRICE REPRESENTS THE PER SHARE VALUE
OF THE Common Stock OR AS TO THE LIKELIHOOD THAT Rightholders WHO EXERCISE THE Rights WILL EVER RECOUP THEIR INVESTMENT.
  Article 9.  Certain Gaming Law Investment Considerations
The gaming operations of the Company (on a consolidated basis with its subsidiaries) are subject to the Nevada Gaming Control Act, regulations promulgated thereunder, and various local regulations. Consequently, any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of the
Company's voting securities be determined if the Nevada Gaming Commission
(the "Commission") has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of
Nevada.  The applicant must pay all costs of the investigation incurred by the Commission, Nevada State Gaming Control Board, Clark County Liquor
Gaming Licensing Board or City of Las Vegas in such an investigation. In addition, the Clark County Liquor Gaming Licensing Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.
Any person who fails or refuses to apply for a finding of suitability or a license within thirty (30) days after being ordered to do so by the Commission or the Chairman of the Nevada State Gaming Control Board may be
found unsuitable.  The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owners. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation (such as the Company) beyond such period of time as may be prescribed by the Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or its subsidiaries, the Company (i) pays that person any dividend or interest on the voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.
           Article 10.  No Rights as a Shareholder
Nothing in this Agreement or in the Rights Certificates shall be construed as conferring upon a Rightholder or its transferee any rights as a shareholder of the Company, including the right to vote, receive dividends, consent or receive notices as a shareholder with respect to any meeting of shareholders for the election of directors of the Company or any other matter (except that as of the Effective Date, Rightholders will have the rights referred to in Section 3.3(a) to the extent they become entitled to Issued Shares).
          Article 11. Notices; Telephone Inquiries
Any notice to the Company pursuant to this Agreement shall be given by hand delivery, first class mail (registered or certified, return receipt requested), or overnight courier guaranteeing next business day delivery addressed as follows:
Elsinore Corporation
202 Fremont Street
Las Vegas, NV  89101
Attention:  President
The date of each such notice shall be deemed, and the date on which each such notice shall be deemed given shall be: at the time delivered, if personally delivered or mailed; or the next business day after timely delivery to the courier, if sent by overnight courier guaranteeing next business day delivery.
The Company may from time to time change the address to which notices to it are to be given hereunder by notice in accordance herewith to the Rightholders.
Any inquiries which Rightholders wish to make by telephone concerning the Agreement should be directed to the following special telephone number which has been set up for this purpose: (702) 387-5161.
                   Article 12.  Successors
Subject to the provisions of this Agreement restricting transferability and assignability of the Rights, all the covenants and provisions of this Agreement by or for the benefit of the Company or the Rightholders shall bind and inure to the benefit of their respective successors and permitted assigns.
                 Article 13.  Governing Law
This Agreement, the Rights Certificate and the Rights shall be governed by, and construed in accordance with, the laws of the State of Nevada without regard to the conflict of laws principles thereof.
           Article 14.  Benefits of this Agreement
Nothing in this Agreement shall be construed to give to any person or entity other than the Company and the Rightholders any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company and the Rightholders.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year first above written.
                  COMPANY:
                  Elsinore Corporation, a Nevada corporation

              By:
                  Name: Thomas E. Martin
                  Title:    President and
                  Chief Executive Officer

                          SCHEDULE 1

          ________________________________________
                     Name of Rightholder

     RIGHTS TO PURCHASE UP TO                  SHARES OF
             COMMON STOCK OF ELSINORE CORPORATION
                 (FOR "GROUP A RIGHTHOLDERS")

             CLASS OF RIGHTHOLDER: 1993 Bondholders

    THIS RIGHTS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND IT MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR WITHOUT AN OPINION FROM COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE (EXCEPT IN THE CASE OF AN AUTOMATIC TRANSFER OF THIS RIGHTS CERTIFICATE, AS SPECIFIED BELOW). TRANSFER OR ASSIGNMENT OF THIS RIGHTS CERTIFICATE OR THE RIGHTS PROVIDED FOR HEREIN IS RESTRICTED AS PROVIDED IN THE SUBSCRIPTION RIGHTS AGREEMENT DATED OCTOBER 10, 1996.
THIS CERTIFIES that the above-named person or entity (the
"Rightholder") is entitled, subject to the terms and conditions set forth in this Rights Certificate and the Subscription Rights Agreement dated October 10, 1996 (the "Rights Agreement") between Elsinore Corporation, a Nevada corporation (the "Company"), and the "Rightholders" (as defined in the Rights Agreement), to purchase from the Company up to shares of Common Stock of the Company, $0.001 par value (the "Shares"), at any time commencing at 9:00 a.m., Pacific time, on October 18, 1996 and continuing up to 5:00 p.m., Pacific time, on (i) November 22, 1996 or
(ii) in the case of Rights transferred to the Rightholder pursuant to
Section 3.1(b) of the Rights Agreement, the "Termination Date" (as defined in the Rights Agreement), at Five Dollars ($5.00) per Share (the "Rights Price").
Subject to the terms and conditions set forth herein and in the Rights Agreement, the rights provided for in this Rights Certificate (the "Rights") may be exercised by the Rightholder, in whole or in part (but not as to a fractional Right, unless exercised together with other fractional Rights held by the Rightholder which represent, in the aggregate, a whole number of Rights), by the surrender of this Rights Certificate with the accompanying form of Election to Purchase duly executed, at the principal office of the Company (or at such other address as the Company may designate by notice in writing to the Rightholder in accordance with the notice provisions of the Rights Agreement), together with payment to the Company of the Rights Price in cash or by certified or cashier's check. Shares so purchased shall be issued to the Rightholder as of the "Effective Date" (as defined in the Rights Agreement).Nothing contained herein shall be construed to confer upon the Rightholder, as such, any of the rights of a shareholder of the Company. Subject to the automatic transfer provisions in the next paragraph of this Rights Certificate, the Company may treat the Rightholder as the absolute owner of this Rights Certificate for the purpose of any exercise hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.
THIS RIGHTS CERTIFICATE AND THE CORRESPONDING RIGHTS SHALL BE
AUTOMATICALLY TRANSFERRED, WITH NO PAYMENT TO THE RIGHTHOLDER IN EXCHANGE
FOR SUCH TRANSFER AND WITH NO ACTION ON  THE PART OF THE RIGHTHOLDER IF,
AND TO THE EXTENT THAT, THE RIGHTS ARE NOT EXERCISED BY NOVEMBER 22, 1996
OR BY THE "TERMINATION DATE," WHICHEVER IS APPLICABLE ACCORDING TO THE
RIGHTS AGREEMENT.

        Dated:  October 10, 1996 Elsinore Corporation, a Nevada corporation

                            By:
                              Name:     Thomas E. Martin
                              Title: President and
                                       Chief Executive Officer

                  ELSINORE CORPORATION
                           ELECTION TO PURCHASE


Elsinore Corporation
202 Fremont Street
Las Vegas, Nevada 89101
Attention:  President

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the accompanying Rights Certificate for, and to purchase thereunder, the number of Shares specified below. The undersigned has read, understands and agrees to all of the terms and conditions of the Rights Agreement. Without limiting the generality of the foregoing, the undersigned fully understands the "Certain Highly Significant Risk Factors" discussed in Article 8 of the Rights Agreement and is choosing to exercise its rights hereunder with full knowledge of, and with full willingness to bear, such risks and their consequences.
[CHECK ONE:]
   In addition to the exercise of Rights as provided above, the undersigned elects to exercise Rights that are not exercised by other 1993 Bondholders (also referred to in the Rights Agreement as "Group A Rightholders") by November 22, 1996.
   The undersigned does NOT elect to exercise Rights that are not exercised by other 1993 Bondholders.

Date:              , 1996

Number of Shares Being Purchased: ___________________________________________
Name of Rightholder (Please print):
Address:
Social Security Number or Taxpayer Identification Number:
Signature:

                                SCHEDULE 2
                     RIGHT TO SUBSCRIBE FOR SHARES OF
                    COMMON STOCK OF ELSINORE CORPORATION
                       (FOR "GROUP B RIGHTHOLDERS")



   CLASS OF RIGHTHOLDER:
[Check One]
NUMBER OF SHARES ALLOCATED TO EACH CLASS:


    Elsinore Equity Holders                        65,000
    Convertible Noteholders                        35,000
    Unsecured Creditors of Elsinore Corporation    10,000
    Unsecured Creditors of Four Queens, Inc.       15,000


    THIS RIGHTS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED ("SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE
SECURITIES LAWS, AND IT MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE
SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR WITHOUT AN OPINION FROM COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE (EXCEPT IN THE CASE OF AN AUTOMATIC TRANSFER OF
THIS RIGHTS CERTIFICATE, AS SPECIFIED BELOW). TRANSFER OR ASSIGNMENT OF THIS RIGHTS CERTIFICATE OR THE RIGHTS PROVIDED FOR HEREIN IS RESTRICTED AS
PROVIDED IN THE SUBSCRIPTION RIGHTS AGREEMENT DATED OCTOBER 10, 1996.
THIS CERTIFIES that the above-named Rightholder (the "Rightholder") is entitled, subject to the terms and conditions set forth in this Rights Certificate and the Subscription Rights Agreement dated October 10, 1996
(the "Rights Agreement") between Elsinore Corporation, a Nevada corporation
(the "Company"), and the "Rightholders" (as defined in the Rights Agreement), to subscribe for up to the number of shares of Common Stock of the Company, $0.001 par value (the "Shares"), allocated to the Rightholder's
Class, as specified above, at any time commencing at 9:00 a.m., Pacific time, on October 18, 1996 and continuing up to 5:00 p.m., Pacific time, on the "Termination Date" (as defined in the Rights Agreement) at Five Dollars
($5.00) per Share (the "Rights Price").
Subject to the terms and conditions set forth herein and in the Rights Agreement, the Rightholder may subscribe for all or less than all of the Shares which are subject to the rights provided for in this Rights
Certificate (the "Rights") (but no fractional Shares) by presenting and surrendering this Rights Certificate with the accompanying form of Election to Purchase duly executed, at the principal office of the Company (or at such other address as the Company may designate by notice in writing to the Rightholder in accordance with the notice provisions of the Rights Agreement), together with payment to the Company of the Rights Price in cash or by certified or cashier's check. If a subscription is properly submitted to, and accepted by the Company pursuant to the terms of the Rights Agreement, the Shares so subscribed for will be issued to the Rightholder as of the "Effective Date" (as defined in the Rights Agreement)., Nothing contained herein shall be construed to confer upon the Rightholder, as such, any of the rights of a shareholder of the Company.
Subject to the automatic transfer provisions in the next paragraph of this Rights Certificate, the Company may treat the Rightholder as the absolute owner of this Rights Certificate for the purpose of any exercise hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.
THIS RIGHTS CERTIFICATE AND THE CORRESPONDING RIGHTS SHALL BE AUTOMATICALLY TRANSFERRED, WITH NO PAYMENT TO THE RIGHTHOLDER IN EXCHANGE FOR SUCH TRANSFER AND WITH NO ACTION ON THE PART OF THE RIGHTHOLDER IF, AND TO THE EXTENT THAT, THE RIGHTS ARE NOT EXERCISED BY THE "TERMINATION DATE," AS PROVIDED
IN THE RIGHTS AGREEMENT.
       Dated:  October 10, 1996 Elsinore Corporation, a Nevada corporation

                            By:
                              Name:     Thomas E. Martin
                              Title:    President and
                                          Chief Executive Officer

                    ELSINORE CORPORATION
                           ELECTION TO PURCHASE


Elsinore Corporation
202 Fremont Street
Las Vegas, Nevada 89101
Attention:  President

Pursuant to the subscription rights represented by the accompanying Rights Certificate, and subject to the terms of the Rights Agreement referenced therein, the undersigned hereby irrevocably subscribes for the number of Shares specified below. The undersigned acknowledges that if (i) the aggregate number of Shares subscribed for by members of the undersigned's Class exceeds the number of Shares allocated to that Class and (ii) the undersigned has not subscribed for all the Shares allocated to the undersigned's Class or is not otherwise the largest subscriber for Shares allocated to that Class, then the undersigned's subscription might be rejected by the Company. If, and to the extent that, the Company rejects the subscription, the Company will refund the undersigned's subscription payment in accordance with the Rights Agreement.
The undersigned has read, understands and agrees to all of the terms and conditions of the Rights Agreement. Without limiting the generality of the foregoing, the undersigned fully understands the "Certain Highly Significant Risk Factors" discussed in Article 8 of the Rights Agreement and is choosing to exercise the subscription rights hereunder with full knowledge of, and with full willingness to bear, such risks and their consequences.


Date:              , 1996
Number of Shares Subscribed for: ____________________________________________
Name of Rightholder (Please print):
Address:
Social Security Number or Taxpayer Identification Number:
Signature: